Exhibit 10.3

ARTICLE 1.	INTRODUCTION

1.1
IN GENERAL. The Company adopted the Plan effective immediately prior to the Distribution Time pursuant to the Employee Matters Agreement. The Plan is maintained to provide for the payment of certain amounts originally credited to Former Scripps Nonqualified Plan Participants under the Scripps Plan. Following the Newspaper Merger Effective Time, this Plan shall be frozen and no future deferrals shall be made under the Plan.

1.2
FORMER SCRIPPS NONQUALIFIED PLAN PARTICIPANTS. The Company has agreed to assume and to pay, perform, fulfill and discharge the deferred compensation obligations under the Scripps Plan with respect to Former Scripps Nonqualified Plan Participants (“Assumed Amounts”) pursuant to the terms of the Employee Matters Agreement. For purposes of the Plan, the term Assumed Amounts shall include any amounts of “Base Compensation” and “Incentive Compensation” (as defined under the Scripps Plan and earned with respect to services performed in 2014) that were properly deferred by a Participant under the Scripps Plan but that had not yet been credited to his or her account under the Scripps Plan as of the Newspaper Merger Effective Time. The following rules shall apply to the Assumed Amounts, notwithstanding any provision of the Plan to the contrary:

(a)
Each Former Scripps Nonqualified Plan Participant with respect to whom Assumed Amounts are credited hereunder shall automatically be a “Participant” in the Plan with respect to such Assumed Amounts as of the Newspaper Merger Effective Time (or, with respect to Transition Period Services Providers who become Former Scripps Nonqualified Plan Participants after the Newspaper Merger Effective Time, as of the Transition Period End Date).

(b)
The Assumed Amounts credited to Accounts hereunder (whether under Part One or Part Two of the Plan, as set forth in Section 1.4) shall remain subject to the same elections (including investment elections, Deferral Elections and Payment Elections) and Beneficiary designations that were controlling under the Scripps Plan immediately prior to the Newspaper Merger Effective Time (or, with respect to Transition Period Services Providers who become Former Scripps Nonqualified Plan Participants after the Newspaper Merger Effective Time, as of the Transition Period End Date) for the remainder of the period or periods for which such elections or designations are by their original terms applicable. The immediately preceding sentence shall apply to investment elections and Beneficiary designations only to the extent that such elections or designations are available under the Plan on and after the Newspaper Merger Effective Time or the Transition Period End Date, as applicable.

1.3
NO FUTURE DEFERRALS. Except as otherwise provided by the Board, no Participant shall be entitled to defer Base Compensation or Incentive Compensation or receive credits of Company Matching Contributions for any periods under this Plan. Therefore, the provisions of Articles 3, 4 and 5 shall not be operative unless and until the Board provides otherwise.

1.4
SECTION 409A OF THE CODE. In order to comply with Section 409A of the Code, the Plan is divided into two parts, one of which is named “Part One” and the other of which is named “Part Two.” Except as otherwise provided under this Article 1, Part One of the Plan shall be governed by the terms and conditions of the Scripps Plan as in effect on October 3, 2004, which is reproduced on Appendix A (but with all references to Scripps or the Company changed to Journal Media Group, Inc. where appropriate). Part Two of the Plan shall be governed by the terms and conditions set forth herein.

(a)
Part One. Any Assumed Amounts that constitute an “amount deferred” in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon (with such earnings determined in accordance with Article 8 of Part Two of the Plan) shall be credited to the appropriate Subaccounts under Part One of the Plan, as selected by the Committee in its sole discretion, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code. As a result of such crediting, all of the Participant’s rights with respect to the Assumed Amounts under the Scripps Plan, if any, shall automatically be extinguished and become rights under Part One of the Plan without further action. Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan as of October 3, 2004, or add a new material benefit or right to the amounts credited under Part One of the Plan. Part One of the Plan is frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under Part One of the Plan (other than earnings) on or after that date.

(b)
Part Two. Any Assumed Amounts or any Deferral Contributions under the Plan that constitute an “amount deferred” by Participants in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code), and any earnings thereon, shall be credited to the appropriate Subaccounts under Part Two of the Plan, as selected by the Committee in its sole discretion. As a result of such crediting, all of the Participant’s rights with respect to the Assumed Amounts under the Scripps Plan, if any, shall automatically be extinguished and become rights under Part Two of the Plan without further action.

1.5	DEFINITIONS. Capitalized terms that are not defined in Article 2 shall have the meaning set forth in the Employee Matters Agreement or the Master Transaction Agreement, as appropriate.

ARTICLE 2.	DEFINITIONS

2.1
“Account” means the balance credited to a Participant’s or Beneficiary’s Plan bookkeeping account, including contribution credits and deemed income, gains, and losses credited thereto. A Participant’s or Beneficiary’s Account shall consist of a Deferral Contributions Subaccount, and/or a Company Matching Contributions Subaccount. Accounts are further described in Article 7.

2.2	“Affiliated Group” means the Company and each Subsidiary.

2.3	“Assumed Amounts” has the meaning given to such term in Section 1.2 hereof.

2.4
“Base Compensation” means the annual base rate of cash compensation payable by the Affiliated Group to a Participant during a calendar year, excluding Incentive Compensation, bonuses, commissions, severance payments, Company Matching Contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments, and prior to reduction for any deferrals under the Plan or any other plan of the Affiliated Group under Sections 125 or 401(k) of the Code.

2.5	“Base Deferrals” means deferrals from Base Compensation, as described in Section 4.1(a).

2.6	“Beneficiary” means any person or persons so designated in accordance with the provisions of Section 11.1.

2.7	“Board” means the Board of Directors of Journal Media Group, Inc. or any successor.

2.8
“Change in Control” has the meaning given to such term in the Journal Media Group, Inc. Senior Executive Change in Control Plan, as in effect on the effective date of this Plan, provided that the transaction or event also constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.9	“Code” means the Internal Revenue Code of 1986, as amended.

2.10
“Committee” means the committee selected by the Board or its designee, whose membership is appointed or removed by the Board or its designee, that is responsible for administering the Plan. The Committee is further described in Article 12. Unless and until otherwise provided by the Board, the Committee shall be the chief human resources officer of the Company, or his/her designee.

2.11
“Company” means Journal Media Group, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Journal Media Group, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

2.12	“Company Matching Contributions” means the contributions deemed made by the Company pursuant to Article 5.

2.13	“Company Matching Contributions Subaccount” means the portion of an Account credited with Company Matching Contributions for a given Participant, adjusted for gains and losses and payments.

2.14
“Controlled Group” means (a) the Company, and (b) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.15	“Deferral Contributions” means the combined Base Deferrals and Incentive Deferrals made pursuant to Article 4.

2.16	“Deferral Contributions Subaccount” means the portion of an Account credited with Deferral Contributions for a given Participant, adjusted for gains and losses and payments.

2.17
“Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee in accordance with Article 4 that indicates the Base Deferrals, Incentive Deferrals or both that will be deferred under the Plan for a calendar year or Performance Period.

2.18
“Election Agreement” means the agreement on a form that the Committee may designate from time to time, on which a Participant makes certain elections and other designations as set forth in Section 3.1(b).

2.19
“Eligible Employee” means those employees of the Affiliated Group who are (a) expressly selected by the Committee, in its sole discretion, to participate in the Plan, and (b) members of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly selecting Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of clause (b) of this Section 2.20) providing for participation of all Eligible Employees who satisfy such criteria. The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

2.20
“Employee Matters Agreement” means the Employee Matters Agreement, by and among The E.W. Scripps Company, Desk Spinco, Inc., Desk NP Operating, LLC, Journal Communications, Inc., Boat Spinco, Inc., and Boat NP Newco, Inc., dated as of July 30, 2014.

2.21	“Entry Date” with respect to an Eligible Employee means the first day of each calendar year.

2.22	“ERISA” means the Employee Retirement Security Act of 1974, as amended.

2.23
“Incentive Compensation” means incentive compensation earned during a Performance Period under the Company’s Executive Annual Incentive Plan, or its successor, or such other plan that the Committee may designate from time to time.

2.24	“Incentive Deferrals” means deferrals from Incentive Compensation, as described in Section 4.1(b).

2.25
“Master Transaction Agreement” means the Master Transaction Agreement, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc., dated as of July 30, 2014.

2.26
“Participant” means any person so designated in accordance with the provisions of Section 1.2 or Article 3, including, where appropriate according to the context of the Plan, any former Eligible Employee who is or may become (or whose Beneficiary may become) eligible to receive a benefit under the Plan.

2.27
“Payment Election” means the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee in accordance with Article 9 hereof, that indicates the payment commencement date for Incentive Deferrals and the form of payment for Base Deferrals (including Company Matching Contributions) and Incentive Deferrals.

2.28
“Performance-Based Compensation” means that portion of a Participant’s Incentive Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (a) ninety (90) days after the commencement of the period of service to which the criteria relates and (b) the date the outcome ceases to be substantially uncertain. Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

2.29	“Performance Period” means, with respect to any Incentive Compensation, the period of time during which such Incentive Compensation is earned.

2.30
“Plan” means the Journal Media Group, Inc. Executive Deferred Compensation Plan as set forth herein and as from time to time in effect. To the extent required to comply with Section 409A of the Code, the term Plan shall include any plan that is required to be aggregated with the Plan under Section 409A of the Code.

2.31	“Scripps” means The E. W. Scripps Company.

2.32	“Scripps Plan” means the Scripps Executive Deferred Compensation Plan.

2.33
“Separation from Service” means a termination of employment with the Controlled Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Controlled Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

2.34	“Specified Employee” means a “specified employee” as determined by the Company in accordance with Section 409A of the Code.

2.35	“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

2.36	“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.

2.37
“Valuation Date” means such date or dates as the Committee, in its sole discretion, designates as a Valuation Date, provided that such dates shall occur no less frequently than quarterly as of the last business day of each calendar quarter.

2.38	In addition to the foregoing, certain other terms of more limited usage may be defined in other Articles of the Plan. All terms defined in the Plan are designated with initial capital letters.

2.39
Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

ARTICLE 3.	ELIGIBILITY AND PARTICIPATION

3.1	REQUIREMENTS

(a)
Subject to Section 1.3 of this Plan, every Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he/she is not an Eligible Employee on the date his/her participation is to begin.

(b)
Except as otherwise provided in Article 1, in order to participate as of a specified Entry Date, an Eligible Employee must make written application by filing with the Committee, within such time period as the Committee shall specify consistent with the terms of the Plan, an Election Agreement on which the Eligible Employee shall:

(i)	Make a Deferral Election in accordance with Article 4;

(ii)	Make a Payment Election in accordance with Article 9;

(iii)	Designate a Beneficiary or change a Beneficiary designation in accordance with Section 11.1; and

(iv)	Agree to the terms of the Plan.

(c)
An Eligible Employee who chooses not to participate in the Plan when first eligible to do so shall waive participation by so specifying on the Election Agreement and shall not be eligible to participate until the next Entry Date.

3.2
CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Affiliated Group, but ceases to be an Eligible Employee, he/she shall not be eligible to make new Deferral Elections or have Company Matching

Contributions made on his/her behalf. However, his/her Account shall continue to be revalued in accordance with Article 7.

3.3
PARTICIPATION BY EMPLOYEES OF AFFILIATED GROUP MEMBERS. Any member of the Affiliated Group (other than the Company) may, by action of its board of directors or equivalent governing body and with the consent of the Board, adopt the Plan; provided that the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Deferrals or Incentive Deferrals that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.

ARTICLE 4.	PARTICIPANT DEFERRAL CONTRIBUTIONS

4.1
DEFERRAL ELECTIONS. Subject to Section 1.3 of this Plan, a Participant may elect to defer Base Compensation for a calendar year or Incentive Compensation for a Performance Period, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:

(c)
Base Compensation. The Deferral Election with respect to Base Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Compensation would otherwise be earned. For purposes of this Section 4.1(a), Base Compensation payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

(d)	Incentive Compensation

(i)
The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Incentive Compensation would otherwise be earned.

(ii)
Notwithstanding anything contained in this 4.1 to the contrary, and only to the extent permitted by the Committee, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation must be filed with the Committee by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become “readily ascertainable” within the meaning of Section 409A of the Code. In order to make a Deferral Election under this Section 4.1(b)(ii), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 4.1(b)(ii). A Deferral Election made under this Section 4.1(b)(ii) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

4.2	DURATION OF DEFERRAL ELECTIONS

(a)
Duration. Once irrevocable, a Deferral Election shall only be effective for the calendar year or Performance Period with respect to which such election was timely filed with the Committee. Except as provided in Section 4.2(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled or modified during a calendar year or Performance Period.

(b)	Cancellation

(i)
The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 4.2(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)
The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii)
If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 4.2(b), he/she may make a new Deferral Election for a subsequent calendar year or Performance Period, as the case may be, only in accordance with Section 4.1 hereof.

4.3	CHOICE OF CONTRIBUTION RATES

(a)
Unless the Committee otherwise specifies, an Eligible Employee may choose to make Base Deferrals for the specified calendar year at a rate not to exceed fifty percent (50%) of Base Compensation and Incentive Deferrals for the specified Performance Period at a rate not to exceed one hundred percent (100%) of Incentive Compensation; provided, however, that the Participant shall not be permitted to defer less than 1% of each of his/her Base Compensation or Incentive Compensation during any one calendar year or Performance Period, as the case may be, and any such attempted deferral shall not be effective. Eligible Employees may also choose to provide that their designated deferral rate for Base Compensation shall apply only to the amount by which their Base Compensation for any specified calendar year exceeds the applicable compensation limit imposed under Section 401(a)(17) of the Code for that year.

(b)
Deferral Contributions shall be deducted by the Company from the pay of an Eligible Employee, and an equivalent amount shall be credited to his/her Deferral Contributions Subaccount as soon as administratively practicable following the date that such amounts would have been paid to the Eligible Employee if he/she had not made a Deferral Election.

ARTICLE 5.	COMPANY MATCHING CONTRIBUTIONS

5.1
ELIGIBILITY. Subject to Section 1.3 of this Plan, each Eligible Employee shall be eligible to receive a Company Matching Contribution to his or her Company Matching Contributions Subaccount, upon the terms and subject to the conditions of this Article 5.

5.2
AMOUNT. The Company Matching Contribution for any Eligible Employee described in Section 5.1 hereof shall equal the sum of (a) 100% of the first 1% of the Eligible Employee’s Incentive Deferrals and Base Deferrals (but only to the extent that the Base Deferrals relate to Base Compensation in excess of the applicable compensation limit imposed under Section 401(a)(17) of the Code for that year) plus (b) 50% of the next 5% of the Eligible Employee’s Incentive Deferrals and Base Deferrals (but only to the extent that the Base Deferrals relate to Base Compensation in excess of the applicable compensation limit imposed under Section 401(a)(17) of the Code for that year).

5.3
DATE OF CREDIT. Company Matching Contributions shall be treated as if they were set aside in an Eligible Employee’s Company Matching Contributions Subaccount on the date specified by the Committee in its sole discretion.

ARTICLE 6.	VESTING

6.1
GENERAL. A Participant shall always be one hundred percent (100%) vested in that portion of his/her Account consisting of the Deferral Contributions Subaccount and the Company Matching Contributions Subaccount.

ARTICLE 7.	ACCOUNTS

7.1	ACCOUNTS

(a)
The Company will maintain on its books, as necessary, a Deferral Contributions Subaccount and a Company Matching Contributions Subaccount for each Participant to which shall be credited, as appropriate, Deferral Contributions under Article 4, Company Matching Contributions under Article 5, and deemed investment earnings and/or losses as provided in Section 7.2. Amounts due to Base Deferrals and Incentive Deferrals in the Deferral Contributions Subaccount shall be accounted for separately. There also shall be separate accounting, if and to the extent necessary, to track differing Payment Elections by a Participant with respect to the commencement date or method of payment of different annual deferral/credit elections.

(b)	All Accounts shall be bookkeeping accounts only, and all amounts credited thereto shall, prior to being paid, in all events remain subject to the claims of the Company’s general creditors.

7.2
ADJUSTMENTS. As of each Valuation Date, each Account will be adjusted, with either an increase or a decrease, to reflect the deemed investment experience of the Account since the preceding Valuation Date. For this purpose, the Account will be adjusted to reflect the investment return under the Participant’s investment elections pursuant to Article 8.

7.3	ACCOUNTING FOR PAYMENTS. As of the date of any payment hereunder, the payment to a Participant or his/her Beneficiary shall be charged to such Participant’s Account.

ARTICLE 8.	CREDITING OF EARNINGS

8.1
GENERAL. Each Participant’s Account will be credited with earnings, gains and losses based on such procedures as may established (and modified) from time to time by the Committee, in its sole discretion. Such procedures may include the crediting of earnings based upon an interest rate or notional investment option selected by the Committee from time to time, or the Committee, in its sole discretion, may establish procedures for the crediting of earnings, gains and losses based on investment directions made by Participants. By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions (to the extent permitted by the Committee hereunder) in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.

ARTICLE 9.	PAYMENT ELECTIONS

9.1	PAYMENT ELECTION. Subject to Section 1.2(b) of this Plan, a Participant shall file a Payment Election with respect to each Deferral Election in accordance with the following rules:

(a)
Timing; Irrevocability. Payment Elections with respect to Base Deferrals and Incentive Deferrals shall be filed with the Committee by, and shall become irrevocable as of, the applicable filing deadline of the related Deferral Election as specified in Section 4.1. Different Payment Elections may be made for Base Deferrals and for Incentive Deferrals in subsequent calendar years or Performance Periods, as the case may be, but previously filed Payment Elections cannot be changed for prior years or periods. Different Payment Elections also may be made for Base Deferrals and Incentive Deferrals, and the Payment Election for Base Deferrals for a given calendar year also shall be applicable to the related Company Matching Contributions for that calendar year.

(b)
Payment Date for Incentive Deferrals. Each Payment Election with respect to an Incentive Deferral shall contain the Participant’s election regarding the time that such Incentive Deferral shall commence to be paid. The Participant may choose to receive an Incentive Deferral upon a Separation from Service or a calendar year specified by the Participant that begins at least three years after the close of the Performance Period to which the Payment Election applies. Any amounts from separate Incentive Deferral elections for which the Participant has chosen benefits to commence at Separation from Service or at the same specified calendar year shall be commingled for bookkeeping purposes unless they are to have different methods of payment. This Section 9.1(b) only is applicable to Incentive Deferrals; payment of amounts attributable to Base Deferrals and Company Matching Contributions are only made following Separation from Service as provided in Section 10.2(a).

(c)
Form of Payment. Each Payment Election shall also contain the Participant’s elections regarding the form of payment of any Base Deferrals for a calendar year (including the related Company Matching Contributions for such year) and any Incentive Deferrals for a Performance Period. The Participant may choose to receive payment in a single lump sum, or in monthly installments, over a period of five (5), ten (10) or fifteen (15) years. Notwithstanding the foregoing, if a Participant shall have failed to designate properly the form of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum. In the event that an Account (or portion thereof) is paid in installments: (i) the first installment shall commence on the date specified in Section 10.2, and each subsequent installment shall be paid on the monthly commencement anniversary date until the Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the applicable portion of the Account balance to be paid in installments as of the end of the day preceding the date of such installment payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such portion of the Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article 7 hereof.

9.2
SMALL BALANCES. Any other provision of the Plan to the contrary notwithstanding, if at the time of a Participant’s Separation from Service the value of his or her Account is not in excess of $25,000, an amount equal to the Account balance shall be paid in a cash lump sum within 30 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).

ARTICLE 10.	PAYMENT OF BENEFITS

10.1	CASH PAYMENTS. All payments under the Plan shall be made in cash.

10.2	PAYMENT DATE

(a)
In General. Except as otherwise provided in Section 10.2(b), a Participant’s Account shall commence to be paid, in the form of payment selected by the Participant in accordance with Section 1.2(b) or 9.1(c), following his or her Separation from Service on the date set forth in Section 10.2(c).

(b)
Incentive Deferrals. In the case of an Incentive Deferral that the Participant has elected in accordance with Section 1.2(b) or 9.1(b) to receive in a specified calendar year, such Incentive Deferral, as adjusted for gains and losses, shall commence to be paid, in the form of payment selected by the Participant in accordance with Section 1.2(b) or 9.1(c), in January of the calendar year specified by the Participant with respect to such amount; provided, however, that if a Participant’s Separation from Service occurs prior to such commencement date, then such amount shall commence to be paid at the same time as the Participant’s Base Deferrals under Section 10.2(a), in the form of payment selected by the Participant under Section 1.2(b) or 9.1(c). Any Incentive Deferrals that have commenced to be paid prior to a Separation from Service shall continue to be paid in accordance with the form of payment selected by the Participant under Section 1.2(b) or 9.1(c).

(c)
Mandatory Six Month Delay. Except as otherwise provided in Sections 10.6(a), (b) and (c), and to the extent required in order to comply with Section 409A of the Code, all payments under this Agreement that are made as a result of the Separation from Service of a Specified Employee shall commence to be paid within 30 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, after the Participant’s death).

10.3
CHANGE IN CONTROL. Notwithstanding any other provision of the Plan or any Payment Election made by a Participant to the contrary, if a Change in Control occurs and a Participant incurs a Separation from Service during the period beginning on the date of the Change in Control and ending on the second anniversary of the Change in Control, then the remaining amount of the Participant’s vested Account shall be paid to the Participant or his/her Beneficiary in a single lump sum within 30 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, after upon the Participant’s death).

10.4
WITHDRAWAL DUE TO UNFORESEEABLE EMERGENCY. A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his or her Account in a lump sum if he or she experiences an Unforeseeable Emergency. The Committee shall have the sole discretion to determine, in accordance with the standards under Section 409A of the Code, whether to grant such a request and the amount to be paid pursuant to such request. Payment shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 10.4, or such later date as may be required under Section 10.2(c) hereof.

10.5
DELAY OF PAYMENTS UNDER CERTAIN CIRCUMSTANCES. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)
Payments subject to Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 10.5(a), then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this Section 10.5(a). For purposes of this Section 10.5(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)
Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)
Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

10.6
DISCRETIONARY ACCELERATION OF PAYMENTS. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section 10.6. The provisions of this Section 10.6 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)
Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)
Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)
Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)
Limited Cash-Outs. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)
Payment Upon Income Inclusion Under Section 409A. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)
Certain Payments to Avoid a Nonallocation Year under Section 409(p). Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)
Payment of State, Local, or Foreign Taxes. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)
Certain Offsets. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or

Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)
Bona Fide Disputes as to a Right to a Payment. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j)
Plan Terminations and Liquidations. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 13.2 hereof.

Except as otherwise specifically provided in the Plan, including but not limited to Section 4.2(b), Section 9.2, this Section 10.6 and Section 13.2 hereof, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

10.7
ACTUAL DATE OF PAYMENT. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article 10, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

ARTICLE 11.	BENEFICIARIES; PARTICIPANT DATA

11.1	DESIGNATION OF BENEFICIARIES

(d)
Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. However, if the Participant is legally married at the time of his/her death, any designation of a Beneficiary other than the person who is his or her legal spouse at the time of his or her death shall be void, and such legal spouse will be the sole Beneficiary, unless such legal spouse has consented to the designation of such other person as Beneficiary in a written and signed statement. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee or its designee during the Participant’s lifetime.

(e)
In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, then any such benefit payment shall be made to the Participant’s spouse, if then living, or, if such person is not then living, to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole discretion, may cause such payment to be made to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Committee deems to be appropriate.

11.2
INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s or Committee’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company or Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 12.	ADMINISTRATION

12.1
COMMITTEE. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries. Decisions by the Committee shall be made by majority vote of all members of the Committee. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a Participant in the Plan may vote on matters affecting his/her personal benefit under the Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting the Plan notwithstanding his/her participation herein.

12.2	CLAIMS PROCEDURE

(a)
Notice of Claim. Any Participant or Beneficiary, or the duly authorized representative of a Participant or Beneficiary, may file with the Committee a claim for a Plan benefit. Such a claim must be in writing on a form provided by the Committee and must be delivered to the Committee, in person or by mail, postage prepaid. Within ninety (90) days (or forty-five (45) days if the claim relates to disability) after the receipt of such a claim, the Committee or its designee shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days (or thirty (30) days if the claim relates to disability) from the end of the initial period. If such an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial period. The Committee or its designee shall have full discretion to deny or grant a claim in whole or in part in accordance with the terms of the Plan.

(b)
Action on Claim. The Committee or its designee shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the Plan’s claim review procedure and a statement of the Participant’s right to file suit in federal court following a denial upon review; and

(v)	In the case of a claim involving disability, any additional information required by federal regulations.

(c)
Review of Denial. Within sixty (60) days (or one hundred eighty (180) days if the claim relates to disability) after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant’s duly authorized representative, upon written application to the Committee, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Committee, in writing, issues, documents and comments concerning the claim. Upon the Committee’s receipt of a notice of a request for review, the Committee shall review all submitted information, regardless of whether such information was considered as part of the original decision, and shall communicate the decision on review in writing to the claimant. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include the information described in Section 12.2(b). The decision on review shall be made no later than sixty (60) days (or forty-five (45) days if the claim relates to disability) after the Committee’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days (or ninety (90) days if the claim relates to disability) after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial period. Actions under this Section 12.2(c) shall be taken by the full Committee (excluding any members of the Committee who participated in any decision on the initial claim pursuant to Section 12.2(a)).

12.3
COMPLIANCE WITH SECTION 409A. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under the Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group or the Controlled Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

ARTICLE 13.	AMENDMENT OR TERMINATION OF PLAN

13.1
IN GENERAL. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law or to implement the provisions of Article 1. In no event shall any such action by the Board or Committee reduce the amounts that have been credited to the Account of any Participant prior to the date such action is taken without the consent of the Participant, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

13.2
PAYMENTS UPON TERMINATION. In the event that the Plan is terminated, the amounts allocated to a Participant’s Account shall be paid to the Participant or his/her Beneficiary on the dates on which the Participant or his/her Beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, the Company, by action taken by its Board, may terminate the Plan and accelerate the payment of the vested Account balances subject to the following conditions (and subject to the additional payment restrictions of Section 10.2(c) hereof):

(d)
Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated. In such event, the entire vested Account balance shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 13.2(a), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with the Plan under Section 409A of the Code within three (3) years following the date that the Board irrevocably approves the termination and liquidation of the Plan.

(e)
Change in Control. The termination occurs pursuant to an irrevocable action of the Board that is taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, and all other plans sponsored by the Company (determined immediately after the Change in Control) that are required to be aggregated with the Plan under Section 409A of the Code are also terminated with respect to each Participant therein who experienced the Change in Control (“Change in Control Participant”). In such event, the vested Account balance of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Board irrevocably approves the termination.

(f)
Dissolution; Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the vested Account balance of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made by the latest of: (i) the end of the calendar year in which the Plan termination occurs, (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which payment is administratively practicable.

(g)	Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
The provisions of paragraphs (a), (b), (c) and (d) of this Section 13.2 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (a) and (b) of this Section 13.2 shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c).

ARTICLE 14.	MISCELLANEOUS PROVISIONS

14.1	LIMITATION OF RIGHTS. Nothing contained in the Plan shall be construed to:

(h)	Limit in any way the right of the Company to terminate an Eligible Employee’s employment at any time; or

(i)	Be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Employee in any particular position or at any particular rate of remuneration.

14.2
INTEREST OF PARTICIPANTS. The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group, and provided further that no assets shall be transferred to any such trust at a time or in a manner that would cause an amount to be included in a Participant’s income under Section 409A(b) of the Code.

14.3
NONALIENATION OF BENEFITS. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (a) assignable or transferable in any manner, (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 10.6(a) hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under the Plan to an “alternate payee” as defined in Section 414(p) of the Code.

14.4
CLAIMS OF OTHER PERSONS. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

14.5
ERISA AND GOVERNING LAW. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of ERISA. As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of the Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Wisconsin shall control in any and all matters relating to the Plan.

14.6
SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

14.7
SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume the Plan. The Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of the Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

14.8
ELECTRONIC OR OTHER MEDIA. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and

Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

14.9
PARTICIPANTS DEEMED TO ACCEPT PLAN. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officer, this _____ day of May, 2015.

JOURNAL MEDIA GROUP, INC.

By:
Name:	Timothy E. Stautberg
Title:	President and Chief Executive Officer

APPENDIX A
to
Journal Media Group, Inc. Executive Deferred Compensation Plan

[Copy of Scripps Executive Deferred Compensation Plan as in effect on October 3, 2004]

Scripps Executive Deferred Compensation Plan
Effective July 1, 2004

ARTICLE 1.	INTRODUCTION
Effective as of July 1, 2004, The E.W. Scripps Company has adopted the Scripps Executive Deferred Compensation and Savings Restoration Plan (the “Plan”) for the benefit of certain key executives of The E.W. Scripps Company and its related business entities (collectively, the “Company”).
The Plan is intended to provide the Company’s key executives with enhanced ability to plan their financial futures by expanding their ability to defer compensation. The Plan allows key executives to defer this compensation to a time that is better suited for their financial needs.
The Plan also is intended to provide the Company’s key executives with the opportunity to accumulate deferred compensation that cannot be accumulated under the Scripps Retirement & Investment Plan (the “Basic Plan”) because Basic Contributions under the terms of the Basic Plan are limited to six percent (6%) of Compensation (or such other percentage of Compensation as the Basic Plan may from time to time specify).
The Company intends, by adopting the Plan, to recognize the value of the past and present services of key executives and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security.
This Plan replaces the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Employees (Effective May 22, 1997), as well as the Scripps Executive Savings Restoration Plan (Effective May 1, 1999). Collectively these plans are referred to as the “Prior Plans.” The Prior Plans hereby are terminated, rescinded and superseded by this Plan for all participants therein who are Eligible Employees under this Plan, effective at such time as the deferrals under the Prior Plans have been credited to Accounts under this Plan as described in Section 8.1(b) of this Plan.

ARTICLE 2.	DEFINITIONS

2.40
“Account” means the balance credited to a Participant’s or Beneficiary’s Plan bookkeeping account, including contribution credits and deemed income, gains, and losses credited thereto. A Participant’s or Beneficiary’s Account shall consist of a Deferral Contributions Subaccount, a Company Matching Contributions Subaccount and/or a Company Elective Contributions Subaccount. Accounts are further described in Article 8.

2.41	“Base Compensation” means “Compensation” as defined in the Basic Plan, but without regard to the dollar limits therein prescribed by reason of Code Section 401(a)(17).

2.42	“Base Deferrals” means deferrals from Base Compensation, as described in Section 4.2(a).

2.43
“Basic Plan” means the Scripps Retirement & Investment Plan, which hereby is incorporated by reference. Except to the extent otherwise indicated herein, and except to the extent otherwise inappropriate in the context, certain definitions contained in the Basic Plan are applicable under the Plan.

2.44	“Beneficiary” means any person or persons so designated in accordance with the provisions of Section 12.1.

2.45	“Board” means the Board of Directors of The E. W. Scripps Company or any successor.

2.46	“Bonus Compensation” means bonuses earned during a Plan Year that become payable in the following Plan Year under the Company’s annual executive bonus plan.

2.47	“Bonus Deferrals” means deferrals from Bonus Compensation, as described in Section 4.2(b).

2.48	“Change in Control” means the occurrence of any of the following with respect to The E.W. Scripps Company:

(a)
Any Person becomes a Beneficial Owner of a majority of the outstanding Common Voting Shares, $.01 par value, of The E.W. Scripps Company (or shares of capital stock of The E.W. Scripps Company with comparable or unlimited voting rights), excluding, however, The Edward W. Scripps Trust (the “Scripps Trust”) and the trustees thereof, and any Person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”); or

(b)
Assets of the The E.W. Scripps Company accounting for 90% or more of its revenues are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the Scripps Trust or the parties to the Family Agreement have Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution).

In addition to the foregoing, Change in Control also means the occurrence of the following with respect to a particular Subsidiary of The E.W. Scripps Company or division of such Subsidiary, but only with respect to Participants employed by that particular Subsidiary or division:

(c)
Any Person, other than The E.W. Scripps Company or an Affiliate, acquires Beneficial Ownership of securities of a particular Subsidiary having at least fifty percent (50%) of the voting power of such Subsidiary’s then outstanding securities; or

(d)	A Subsidiary sells to any Person, other than The E.W. Scripps Company or an Affiliate, all or substantially all of the assets of a particular division of such Subsidiary.
For purposes of this Section 2.9, “Person” has the meaning provided in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as used in sections 13(d) and 14(d) of the Exchange Act, including a “group” within the meaning of section 13(d) of the Exchange Act; “Beneficial Ownership” and “Beneficial Owner” have the meanings provided in Rule 13d-3 promulgated under the Exchange Act;

“Subsidiary” means a corporation or other entity of which outstanding shares or interests representing fifty percent (50%) or more of the combined voting power of such corporation or entity are owned directly or indirectly by The E.W. Scripps Company; and “Affiliate” means any Person controlling or under common control with The E.W. Scripps Company or any Person of which The E.W. Scripps Company directly or indirectly has Beneficial Ownership of securities having a majority of the voting power.

2.49	“Code” means the Internal Revenue Code of 1986, as amended.

2.50
“Committee” means the Plan Committee, as selected by the Board or its designee, and whose membership is appointed or removed by the Board or its designee. The Committee is further described in Article 14.

2.51
“Company” means The E. W. Scripps Company, or any other related business entity that, with the consent of the Committee, becomes a participating employer in the Plan, including successors or assigns of the foregoing.

2.52	“Company Elective Contributions” means any contributions deemed made by the Company pursuant to Article 6.

2.53	“Company Elective Contributions Subaccount” means the portion of an Account credited with Company Elective Contributions for a given Participant, adjusted for gains and losses.

2.54	“Company Matching Contributions” means the contributions deemed made by the Company pursuant to Article 5.

2.55
“Company Matching Contributions Subaccount” means the portion of an Account credited with Company Matching Contributions for a given Participant (including like amounts transferred pursuant to Section 8.1(b) from the Prior Plans), adjusted for gains and losses.

2.56	“Deferral Contributions” means the combined Base Deferrals and Bonus Deferrals made pursuant to Article 4.

2.57
“Deferral Contributions Subaccount” means the portion of an Account credited with Deferral Contributions for a given Participant (including like amounts transferred pursuant to Section 8.1(b) from the Prior Plans), adjusted for gains and losses.

2.58	“Effective Date” means July 1, 2004.

2.59
“Eligible Employee” means, for any Plan Year (or applicable portion thereof), a person employed by the Company who meets the following requirements: (i) is eligible to participate in The E.W. Scripps Company Amended and Restated 1997 Long-Term Incentive Plan (excluding awards issued through the President’s Club or any similar program); (ii) is eligible to participate in the Basic Plan with respect to such Plan Year; and (iii) has Base Compensation in excess of the Code Section 401(a)(17) limit with respect to such Plan Year. Eligible Employee also includes (iv) any person employed by the Company on the Effective Date who then is eligible to participate in any Prior Plan and who actually deferred compensation into a Prior Plan after January 1, 1999; or (v) any other management or highly compensated employee of the Company approved by the Committee.

2.60
“Entry Date” with respect to an Eligible Employee means the first day of each Plan Year, and such other date or dates as Committee shall specify. In addition, in the case of an individual who is newly hired by the Company on or after January 1 and prior to September 1 of a given Plan Year, his/her initial Entry Date shall be the first day of the month on which he/she is eligible to participate in the Basic Plan, provided he/she then satisfies all requirements to be an Eligible Employee, but any individual impacted by this sentence must make his/her election of any Bonus Deferrals within thirty (30) days of his/her initial date of hire notwithstanding any contrary provision of the Plan.

2.61	“Investment Fund(s)” means any fund(s) to which the Committee allows Eligible Employees to nominally allocate their Accounts. Investment Funds are further described in Article 9.

2.62
“Participant” means any person so designated in accordance with the provisions of Article 3, including, where appropriate according to the context of the Plan, any former Eligible Employee who is or may become (or whose Beneficiary may become) eligible to receive a benefit under the Plan.

2.63
“Participant Enrollment and Election Form” means the form on which a Participant elects to defer Base Compensation and/or Bonus Compensation hereunder and on which the Participant makes certain other designations as required thereon.

2.64	“Plan” means the Scripps Executive Deferred Compensation and Savings Restoration Plan as set forth herein and as from time to time in effect.

2.65
“Plan Year” means the twelve (12) month period ending each December 31 during which the Plan is in effect, except that the first Plan Year shall commence on the Effective Date and end on December 31, 2004.

2.66
“Prior Plan(s)” means the two deferred compensation plans that are superseded by this Plan, which are the 1997 Deferred Compensation and Phantom Stock Plan for Senior Officers and Selected Employees and the Scripps Executive Savings Restoration Plan.

2.67	“Trust” means the trust fund, if any, established pursuant to Article 13 of the Plan.

2.68
“Trustee” means the trustee named in the agreement establishing any Trust, and such successor and/or additional trustee(s) as may be named pursuant to the terms of the agreement establishing any Trust.

2.69
“Valuation Date” means such date or dates as the Committee, in its sole discretion, designates as a Valuation Date, provided that such dates shall occur no less frequently than quarterly as of the last business day of each calendar quarter.

2.70	In addition to the foregoing, certain other terms of more limited usage may be defined in other Articles of the Plan. All terms defined in the Plan are designated with initial capital letters.

2.71
Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

ARTICLE 3.	ELIGIBILITY AND PARTICIPATION

3.4	REQUIREMENTS.

(c)
Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other person who becomes an Eligible Employee after the Effective Date shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he/she is not an Eligible Employee on the date his/her participation is to begin.

(d)
In order to participate as of a specified Entry Date, an Eligible Employee must make written application by filing with the Committee, within such time period as the Committee shall specify, a Participant Enrollment and Election Form on which the Eligible Employee shall:

(i)	Elect to become a Plan Participant;

(ii)	Elect a rate of Base Deferrals as provided in Article 4;

(iii)	Elect a rate of Bonus Deferrals as provided in Article 4;

(iv)	Designate a Beneficiary as provided in Section 12.1;

(v)	Specify the method of payment (and, in the case of Bonus Deferrals, the time of payment), pursuant to Section 11.2, of Plan benefits; and

(vi)	Agree to the terms of the Plan.

(e)	An Eligible Employee who chooses not to participate in the Plan when first eligible to do so shall waive participation by so specifying on the Participant Enrollment and Election Form.

(f)	Within such time period before any subsequent Entry Date as the Committee shall specify, an Eligible Employee who previously elected to participate may, as of such subsequent Entry Date, elect to:

(i)	Change his/her rate of Base Deferrals or Bonus Deferrals as provided in Section 4.1 for subsequent Plan Years;

(ii)
Specify a new method of payment (and, in the case of Bonus Deferrals, a new time of payment), pursuant to Section 11.2, of Plan benefits attributable to Base Deferrals or Bonus Deferrals for subsequent Plan Years; and/or

(g)	Change his/her Beneficiary designation as provided in Section 12.1.

3.5
CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Company, but ceases to be an Eligible Employee, he/she shall not be eligible to make Deferral Contributions hereunder, or have Company Matching Contributions or Company Elective Contributions made on his/her behalf. However, his/her Account shall continue to be revalued in accordance with Article 8.

ARTICLE 4.	PARTICIPANT DEFERRAL CONTRIBUTIONS

4.4
IRREVOCABLE ELECTION. A Participant may elect, pursuant to a salary reduction agreement as hereinafter provided, to reduce the amount of Base Compensation and/or Bonus Compensation that he/she would otherwise receive as taxable pay for the Plan Year with respect to which the salary reduction agreement relates and have the Company credit an equivalent amount to such Participant’s Deferral Contributions Subaccount. Elections to defer Base Compensation and/or Bonus Compensation with respect to a given Plan Year shall be made only by Eligible Employees and shall be effectuated by filing with the Committee a Participant Enrollment and Election Form within such period before the beginning of such Plan Year as the Committee shall specify. Once the particular Plan Year specified on the election form has begun, the salary reduction election with respect to such Plan Year shall become irrevocable.

4.5	CHOICE OF CONTRIBUTION RATES.

(a)
Unless the Committee otherwise specifies, an Eligible Employee may choose to make Base Deferrals for the specified Plan Year at a rate not to exceed fifty percent (50%) of Base Compensation. A Participant may not make Base Deferrals for a given

Plan Year unless he/she also has elected to contribute the maximum amount allowable as a Basic Contribution to the Basic Plan for that Plan Year.

(b)	Unless the Committee otherwise specifies, an Eligible Employee may choose to make Bonus Deferrals for the specified Plan Year at a rate not to exceed one hundred percent (100%) of Bonus Compensation.

(c)
Except as allowed in Section 4.2(d), an Eligible Employee’s Base Deferral and Bonus Deferral elections must total at least $5,000 in a Plan Year; otherwise, no deferrals for that Plan Year may be made.

(d)
Notwithstanding Section 4.2(c), an Eligible Employee may elect to make only Base Deferrals sufficient to receive up to the maximum Company Matching Contributions for a given Plan Year, as described in Section 5.2(b).

(e)
Deferral Contributions shall be deducted by the Company from the pay of an Eligible Employee, and an equivalent amount shall be credited to his/her Deferral Contributions Subaccount as of the last day of the month with respect to which such amounts would have been paid to the Eligible Employee if he/she had not made a deferral election.

ARTICLE 5.	COMPANY MATCHING CONTRIBUTIONS

5.4
ELIGIBILITY. An Eligible Employee with at least one Year of Service under the Basic Plan will have Company Matching Contributions credited to his/her Company Matching Contributions Subaccount for each month that he/she makes Base Deferrals. Notwithstanding the foregoing, if a Participant is ineligible for any reason to receive Employer Contribution credits under the Basic Plan for a given period, no credits shall be made to his/her Company Matching Contributions Subaccount with respect to any Base Deferrals for the corresponding period.

5.5	AMOUNT.

(d)	Except as limited by Section 5.2(b), the amount credited to an eligible Participant’s Company Matching Contributions Subaccount shall equal fifty percent (50%) of his/her Base Deferrals.

(e)
The maximum amount credited to an eligible Participant’s Company Matching Contributions Subaccount for a given period shall not exceed three percent (3%) of the Participant’s Base Compensation for that period, reduced by the amount of his/her Employer Contribution credits under the Basic Plan for said period.

(f)
Company Matching Contributions shall be credited to the Participant’s Company Matching Contributions Subaccount at the end of the month in which the corresponding Base Deferrals are credited to the Participant’s Deferral Contributions Subaccount.

ARTICLE 6.	COMPANY ELECTIVE CONTRIBUTIONS

6.2
GENERAL. The Company, in its sole discretion, may credit Company Elective Contributions to the Company Elective Contributions Subaccount of any Participant at any time(s). Any and all determinations as to whether Company Elective Contributions shall be made, the amount of such contributions, and all other matters relating thereto, shall be made by the Board or the Committee. Nothing in this Plan shall require any Company Elective Contributions ever to be made.

ARTICLE 7.	VESTING

7.4
GENERAL. A Participant shall always be one hundred percent (100%) vested in that portion of his/her Account consisting of the Deferral Contributions Subaccount and the Company Matching Contributions Subaccount. Any portion of the Account consisting of the Company Elective Contributions Subaccount shall vest in accordance with the terms specified by the Board or the Committee at the time such Company Elective Contributions were deemed made.

ARTICLE 8.	ACCOUNTS

8.2	ACCOUNTS.

(g)
The Company will maintain on its books, as necessary, a Deferral Contributions Subaccount, a Company Matching Contributions Subaccount and a Company Elective Contributions Subaccount for each Participant to which shall be credited, as appropriate, Deferral Contributions under Article 4, Company Matching Contributions under Article 5, Company Elective Contributions under Article 6, and deemed investment earnings and/or losses as provided in Section 8.2. Amounts due to Base Deferrals and Bonus Deferrals in the Deferral Contributions Subaccount shall be accounted for separately. There also shall be separate accounting, if and to the extent necessary, to track differing elections by a Participant with respect to the commencement date or method of payment of different annual deferral/credit elections.

(h)
Amounts deemed to be transferred to this Plan from the Prior Plans shall be credited to a Participant’s Deferral Contributions Subaccount, if attributable to employee elected deferrals under the Prior Plans, or Company Matching Contributions Subaccount, if attributable to contributions deemed made by the Company under the Prior Plans. The election(s) in effect under the Prior Plans at the time such amounts are deemed to be transferred to this Plan shall remain in effect and control the commencement date and method of payment of benefits under this Plan attributable to amounts described in this Section 8.1(b).

(i)	All Accounts shall be bookkeeping accounts only, and all amounts credited thereto shall, prior to being distributed, in all events remain subject to the claims of the Company’s general creditors.

8.3
ADJUSTMENTS. As of each Valuation Date, each Account will be adjusted, with either an increase or a decrease, to reflect the deemed investment experience of the Account since the preceding Valuation Date. For this purpose, the Account will be adjusted to reflect the investment return under the Participant’s investment elections pursuant to Article 9.

8.4	ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution to a Participant or his/her Beneficiary shall be charged to such Participant’s Account.

ARTICLE 9.	INVESTMENT FUNDS

9.3
GENERAL. Although no assets will be segregated or otherwise set aside with respect to a Participant’s Account, the amount that is ultimately payable to the Participant with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds. The Committee, in its sole discretion, shall adopt (and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of Participant Accounts. In the event no election has been made by a Participant, such Account will be deemed to be invested in an Investment Fund designated by the Committee which has the characteristics of a money market or other short term fixed income fund. Participants shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Committee shall prescribe.

ARTICLE 10.	ENTITLEMENT TO BENEFITS

10.8
ELECTION OF COMMENCEMENT DATE OF BONUS DEFERRALS BY PARTICIPANT. At the time a Participant makes an election of Bonus Deferrals according to the provisions of Article 3, the Participant must elect the timing of commencement of benefits due to that deferral election. The participant may choose to receive such benefits at termination of employment or commencing at an earlier date certain. The date certain must be no earlier than three years after the close of the Plan Year to which the deferral agreement applies. At a Participant’s termination of employment, all amounts scheduled to commence at later dates certain shall be deemed to have been elected to commence at termination. Any benefits already in pay status due to earlier commencement shall continue to be paid according to the existing schedule prior to termination. Any amounts from separate Bonus Deferral elections for which the Participant has chosen benefits to commence at termination or at the same date certain shall be commingled for bookkeeping purposes unless they are to have different methods of payment. This Section 10.1 only is applicable to Bonus Deferrals; distribution of amounts attributable to Basic Deferrals are only distributed at termination of employment.

10.9
ELECTION OF METHOD OF PAYMENT BY PARTICIPANT. At the time the Participant makes an election according to the provisions of Article 3, the Participant must elect the method of payment of benefits due to that deferral election from among the alternatives described in Section 11.2.

10.10
CHANGE IN CONTROL. If a Change in Control occurs, the vested Account of each affected Participant as of the date of the Change in Control shall in all events be valued and payable in a lump sum in cash as soon as practicable thereafter.

10.11
SOURCE OF PAYMENTS. Any payment due hereunder shall be payable from general assets of the Company; provided, however, that if the Company later decides to establish a Trust to fund benefit payments hereunder, such payments by the Trust shall be made only to the extent there are assets in the Trust and any payment due under the Plan that is not paid by the Trust will be paid by the Company from its general assets.

ARTICLE 11.	PAYMENT OF BENEFITS

11.3	CASH PAYMENTS. All payments under the Plan shall be made in cash.

11.4	PAYMENT OPTIONS.

(j)
The payment option must be selected by the Eligible Employee when he or she first becomes a Participant as provided in Section 3.1. Different payment options then may be elected for deferrals in subsequent Plan Years, but previously elected options cannot be changed for prior deferrals. Different payment options also may be elected for Base Deferrals and Bonus Deferrals, and the election for Base Deferrals for a given Plan Year also shall be applicable to Company Matching Contributions for that Plan Year. The elected payment option shall provide for payment to the Participant of the vested value of his/her Account as set forth below:

(i)
Time of Distribution. As soon as administratively feasible pursuant to Article 10 after the Participant’s employment terminates with the Company for any reason (or, in the case of Bonus Deferrals, at an earlier fixed date (but at least three (3) years after the Plan Year applicable to the Bonus Deferral election), as specified by the Participant at the time of making his Bonus Deferral election).

(ii)
Form of Distribution. In a single lump sum, or in monthly installments, each as nearly equal as is reasonably possible, over a period of five (5), ten (10) or fifteen (15) years (as the Eligible Employee shall elect), commencing as soon as administratively feasible after the occurrence of the time of distribution described in Section 11.2(a)(i).

(k)
Notwithstanding the foregoing, if a Participant shall have failed to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum as soon as practicable after the date of the Participant’s termination of employment.

(l)	Notwithstanding the foregoing, the Company shall have absolute discretion to accelerate any payout in the event of a Participant’s disability, death or severe hardship.

11.5
SMALL BALANCES. Any other provision of the Plan to the contrary notwithstanding, if at the time of a Participant’s termination of employment with the Company the value of his or her Account is not in excess of $25,000, an amount equal to such value shall be distributed in a cash lump sum as soon as practicable after the date of the Participant’s termination, regardless of any elections made by the Participant to the contrary.

ARTICLE 12.	BENEFICIARIES; PARTICIPANT DATA

12.4	DESIGNATION OF BENEFICIARIES.

(k)
Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. However, if the Participant is legally married at the time of his/her death, any designation of a Beneficiary other than the person who is his or her legal spouse at the time of his or her death shall be void, and such legal spouse will be the sole Beneficiary, unless such legal spouse has consented to the designation of such other person as Beneficiary in a written, signed and notarized statement. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee or its designee during the Participant’s lifetime.

(l)
In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, then any such benefit payment shall be made to the Participant’s spouse, if then living, but otherwise to the person or persons designated as Beneficiary under the Basic Plan, or, if such person(s) is not then living, to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole discretion, may cause such payment to be made to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Committee deems to be appropriate.

12.5
INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s or Committee’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company or

Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Company or Committee notifies any Participant or Beneficiary that he/she is entitled to any amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his/her location known to the Company or Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Company or Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 13.	THE TRUST

13.3
ESTABLISHMENT OF TRUST. The Company may, but is not required to establish a Trust to fund benefits hereunder. If it so chooses to establish a Trust, such Trust shall be established with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Company and the Trustee. Any such Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

13.4
BENEFIT PAYMENTS IN ABSENCE OF TRUST. To the extent the Company chooses not to establish a Trust, benefit payments shall be made from the general assets of the Company (i.e., the general assets of the employer of the respective Participant).

ARTICLE 14.	ADMINISTRATION

14.10
COMMITTEE. The Committee shall administer, construe, and interpret this Plan and shall determine, subject to the provisions of this Plan in a manner consistent with the administration of the Basic Plan, the Eligible Employees who shall participate in the Plan from time to time and the amount, if any, due a Participant (or his/her Beneficiary) under this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a Participant in this Plan may vote on matters affecting his/her personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his/her participation herein. In carrying out its duties herein, the Committee shall have sole discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties. It is intended that the Committee shall have the maximum discretionary authority possible under Firestone

Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989). Decisions by the Committee shall be made by majority vote of all members of the Committee.

14.11	CLAIMS PROCEDURE.

(a)
Notice of Claim. Any Participant or Beneficiary, or the duly authorized representative of a Participant or Beneficiary, may file with the Committee a claim for a Plan benefit. Such a claim must be in writing on a form provided by the Committee and must be delivered to the Committee, in person or by mail, postage prepaid. Within ninety (90) days (or forty-five (45) days if the claim relates to disability) after the receipt of such a claim, the Committee or its designee shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days (or thirty (30) days if the claim relates to disability) from the end of the initial period. If such an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial period. The Committee or its designee shall have full discretion to deny or grant a claim in whole or in part in accordance with the terms of the Plan. If notice of the denial of a claim is not furnished in accordance with this Section 14.2(a), the claim shall be deemed denied and the claimant shall be permitted to exercise his or her right to review pursuant to Section 14.2(c).

(b)
Action on Claim. The Committee or its designee shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the Plan’s claim review procedure.

(c)
Review of Denial. Within sixty (60) days (or one hundred eighty (180) days if the claim relates to disability) after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant’s duly authorized representative, upon written application to the Committee, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Committee, in writing, issues and comments concerning the claim. Upon the Committee’s receipt of a notice of a request for review, the Committee shall make a prompt decision on the review and shall communicate the decision on review in writing to the claimant. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall be made no later than sixty (60) days (or forty-five (45) days if the claim relates to disability) after the Committee’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days (or ninety (90) days if the claim relates to disability) after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial period. If notice of the decision on review is not furnished in accordance with this Section, the claim shall be deemed denied on review. Actions under this Section 14.2(c) shall be taken by the full Committee (excluding any members of the Committee who participated in any decision on the initial claim pursuant to Section 14.2(a).

ARTICLE 15.	MISCELLANEOUS PROVISIONS

15.1	LIMITATION OF RIGHTS. Nothing contained in this Plan shall be construed to:

(m)	Limit in any way the right of the Company to terminate an Eligible Employee’s employment at any time; or

(n)	Be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Employee in any particular position or at any particular rate of remuneration.

15.2
NONALIENATION OF BENEFITS. No amounts payable under the Plan may be assigned, pledged, mortgaged, or hypothecated, and, to the extent permitted by law, no such amounts shall be subject to legal process or attachment of the payment for any claims against any person entitled to receive the same.

15.3
AMENDMENT OR TERMINATION OF PLAN. Although it is expected that this Plan shall continue indefinitely, the Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety; provided, however, that a Participant’s Account as of the date of any such amendment or termination may not be reduced, nor may any such amendment or termination adversely affect a Participant’s entitlement to his/her vested Account as of such date.

15.4
ERISA AND GOVERNING LAW. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”). As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

15.5
SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.